Exhibit 99.1

Contact: Robert S. Breuil
(650) 864-7431

AEROGEN, INC. REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Mountain View, CA, October 28, 2004 – Aerogen, Inc. (Nasdaq: AEGN) today announced financial results for the three months and nine months ended September 30, 2004.  The net loss attributable to common stockholders for the three months ended September 30, 2004 was $4.6 million, or $0.96 per share, compared with a net loss of $4.4 million, or $1.06 per share, for the same period in 2003.  The net loss attributable to common stockholders for the nine months ended September 30, 2004 was $25.6 million, or $5.47 per share, compared with $12.3 million, or $3.00 per share, for the same period in 2003.

Aerogen’s cash balance as of September 30, 2004 was $20.3 million.

The results for the nine months ended September 30, 2004 include a charge of $12.4 million, or $2.65 per share, reflecting a deemed dividend imputed from the difference between the value of the Company’s common stock and the accounting value of the Company’s Series A-1 Convertible Preferred Stock that was issued during the first half of 2004.  There were no deemed dividends in 2003.  As deemed dividends are only incurred upon the issuance of certain securities, and the Company completed its planned issuance of Series A-1 Convertible Preferred Stock in May 2004, there will be no further charges for deemed dividends related to the Series A-1 Convertible Preferred Stock financing.

The terms of the Series A-1 Convertible Preferred Stock provide for a dividend, at the rate of 6% per year, to be paid quarterly in cash or Aerogen common stock, at the Company’s election, to each holder of Series A-1 Convertible Preferred Stock.  During the three and nine months ended September 30, 2004, the Company elected to pay this dividend in Aerogen common stock, resulting in charges related to ordinary dividends of $0.5 million, or $0.11 per share, and $0.9 million, or $0.20 per share, respectively.  The Company did not pay any such dividends during 2003.

Revenues for the three months ended September 30, 2004 were $1.2 million, compared with $0.5 million for the same period in 2003.  Revenues for the nine months ended September 30, 2004 were $4.0 million compared with $3.2 million for the same period in 2003.  The increase in revenues for the three-month period ending September 30, 2004, as compared with the same period in 2003, primarily resulted from an increase in product sales of the Aeroneb Pro, in addition to revenues recognized under our distribution agreement with Evo Medical Solutions (“Evo”) related to the continued amortization of up-front payments, and royalty revenues associated with Evo’s sales of the Aeroneb® Go Nebulizer.  The increase in revenues for the nine-month period ending September 30, 2004, as compared with the same period in 2003, was primarily due to higher royalty revenues associated with our distribution partner’s sales of the Aeroneb Go and amortization of up-front payments, in addition to the higher product sales of the Aeroneb Pro.

Cost of products sold for the three months ended September 30, 2004 was $0.8 million, compared with $0.2 million for the same period in 2003.  Cost of products sold for the nine

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months ended September 30, 2004 was $2.8 million, compared with $1.7 million for the same period in 2003.  Cost of products sold increased as a percent of product sales for the three months and nine months ended September 30, 2004 as compared to the same periods in 2003, partially due to the sales of a lower-margin product component that commenced in January 2004 under a contract supply agreement, in addition to the increased costs related to the manufacturing scale-up of this new component that have continued into the quarter ended September 30, 2004.

Research and development expenses for the three months ended September 30, 2004 were $3.2 million, compared with $2.9 million for the same period in 2003.  The increase in research and development spending in the three-month period ended September 30, 2004, as compared with the same period of 2003, was primarily due to increased spending related to preparations for a Phase 2 clinical trial for our aerosolized antibiotic product, partially offset by reduction in payroll-related expenses resulting from fewer employees and decreased facility-related expenses.  Research and development expenses for the nine-month period ended September 30, 2004 were $8.0 million, compared with $9.1 million for the same period in 2003.  The decrease in research and development spending in the nine-month period ended September 30, 2004, as compared with the same period in 2003, was primarily due to reduction in payroll-related expenses resulting from fewer employees, decreased facility-related expenses, partially offset by increased spending on activities related to preparations for a Phase 2 clinical trial for our aerosolized antibiotic product.

Selling, general and administrative expenses were $1.5 million for each of the three-month periods ended September 30, 2004 and 2003, and $4.9 million for each of the nine-month periods ended September 30, 2004 and 2003.  For the nine month period ended September 30, 2004, as compared to the same period in 2003, selling, general and administrative spending included a reduction in payroll expenses resulting from fewer employees, which was offset by increased legal expenses associated with restructuring and financing activities in the first quarter of 2004.

Operating Activities

During the third quarter, Aerogen has focused on furthering development of its lead pharmaceutical product, an aerosolized antibiotic (amikacin), targeting the treatment of ventilator-associated pneumonia.  Aerogen’s pharmaceutical products are drug-device combination products which utilize its OnQ™ Aerosol Generator technology. The company has completed the 28-day toxicology studies in two species that the United States Food and Drug Administration (“FDA”) has indicated will be of adequate duration to support registration of this product, and is now proceeding on track to initiate a multi-center, multi-national Phase 2b clinical trial in over 100 patients before the end of this year.  The company is also moving rapidly toward initiation of a Phase 2a clinical trial designed to evaluate a proprietary compound for treatment of critically ill patients with a respiratory disorder in the acute care setting. The data from both of these Phase 2 clinical trials will be available by the third quarter of 2005.  In addition, as a result of ongoing in-licensing activities of proprietary compounds, Aerogen anticipates that a third product will enter a Phase 2 clinical trial by mid-year 2005.  “We are putting in place an exciting pipeline of pharmaceutical products, addressing significant unmet medical needs,” said Dr. Jane Shaw, Aerogen Chairman and CEO.

During the quarter, the company also broadened the reach of its Aeroneb® Professional Nebulizer System into the hospital market with the addition of Respironics as a distribution partner.  “The unique capabilities of our OnQ Aerosol Generator technology continue to energize clinicians and industry alike, and we are excited by the momentum that both our pharmaceutical and device products are developing,” Dr. Shaw concluded.

Aerogen will host an investor teleconference call on Thursday, October 28, 2004, at 5:00 p.m. Eastern Time, during which we will discuss today’s earnings release.  To join the teleconference call, dial (800) 895-1715; international callers should dial (785) 424-1059.  The teleconference ID is Aerogen.   This call is being webcast by Thomson/CCBN and can be accessed at Aerogen’s Web site at www.aerogen.com.

A replay of the conference call will be available from 8:00 p.m. (ET) on October 28, 2004, through 11:59 p.m. (ET) on November 11, 2004.  Callers in the United States should dial (800) 753-8831 for the replay, and international callers should dial (402) 220-0687.  No access code is required.

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen currently markets the Aeroneb Professional Nebulizer System for use in hospitals.  Aerogen has presented the results of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  In the U.S., Aerogen has commercialized the Aeroneb Go Nebulizer for home use through its commercial partner, Evo Medical Solutions, Inc.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland.  For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”) on April 14, 2004 and its 424b(3) prospectus filed with the SEC on August 17, 2004. Aerogen does not undertake any obligation to update forward-looking statements.

CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS ATTACHED

Aerogen, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues:
Product sales	$883	$394	$2,983	$2,660
Research and development	—	—	—	166
Royalty and other	330	125	1,024	375
Total revenues	1,213	519	4,007	3,201

Costs and expenses:
Cost of products sold	809	249	2,803	1,694
Research and development	3,200	2,891	7,992	9,111
Selling, general and administrative	1,531	1,506	4,860	4,860
Total costs and expenses	5,540	4,646	15,655	15,665

Loss from operations	(4,327)	(4,127)	(11,648)	(12,464)

Interest income (expense), net	79	(127)	(456)	(75)
Other income (expense), net	158	(101)	(135)	265

Net loss	(4,090)	(4,355)	(12,239)	(12,274)

Dividends related to convertible preferred stock	(514)	—	(13,327)	—

Net loss attributable to common stockholders	$(4,604)	$(4,355)	$(25,566)	$(12,274)

Net loss per share, basic and diluted	$(0.96)	$(1.06)	$(5.47)	$(3.00)
Weighted - average shares used in computing net loss per share, basic and diluted	4,795	4,105	4,678	4,094

Aerogen, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	September 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$20,271	$762
Accounts receivable	935	445
Inventories, net	893	301
Prepaid expenses and other current assets	1,206	428
Total current assets	23,305	1,936

Property and equipment, net	3,157	3,901
Goodwill and other intangible assets, net	1,896	1,931
Restricted cash	—	1,200
Other assets	449	608
Total assets	$28,807	$9,576

LIABILITIES, CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,094	$937
Deferred revenue, current	529	500
Convertible debentures, net	—	1,486
Accrued liabilities	1,903	1,194
Total current liabilities	3,526	4,117

Deferred rent	204	1,658
Deferred revenue, non-current	1,903	1,875
Other long-term liabilities	241	246
Total liabilities	5,874	7,896

Convertible preferred stock	12,573

Stockholders’ equity:
Common stock	5	4
Additional paid-in capital	131,442	110,991
Notes receivable from stockholders	(289)	(280)
Deferred stock-based compensation, net	—	(264)
Accumulated other comprehensive income	912	700
Accumulated deficit	(121,710)	(109,471)
Total stockholders’ equity	10,360	1,680
Total liabilities, convertible preferred stock and stockholders’ equity	$28,807	$9,576